CONSENT OF INDEPENDENT PUBLIC ACCOUNANTS


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this registration statement. It should be noted that we have not audited any financial statements of State Cable TV Corporation and Subsidiary subsequent to December 31, 1997.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP
Boston, Massachusetts
April 1, 1999